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                                                                    Exhibit 99.2

Reference in this offering memorandum to "we," us," "our" and "NPC" refer to Nevada Power Company, unless the context indicates otherwise.

                              RECENT DEVELOPMENTS

ENRON LITIGATION

       Enron Power Marketing, Inc. ("Enron") has filed a complaint with the United States Bankruptcy Court for the Southern District of New York seeking to recover approximately $216 million from us for liquidated damages for power supply contracts terminated by Enron in May 2002 and for power previously delivered to us. See "Risk Factors" on page 9 for a description of the Enron litigation. On August 7, 2003, the Bankruptcy Court heard oral arguments from the parties on the motions currently in front of the Bankruptcy Court. The bankruptcy judge has not indicated when a decision may be expected.

       A decision adverse to us in the lawsuit with respect to liability as to Enron's claims on the merits for undelivered power, would have a material adverse effect on our financial condition and liquidity and would render our ability to operate outside of bankruptcy uncertain.

SIERRA PACIFIC RESOURCES SPECIAL SHAREHOLDER MEETING

       On February 14, 2003, Sierra Pacific Resources issued and sold $300 million of its 7.25% Convertible Notes due 2010. The Convertible Notes were issued to the holders with registration rights. The Convertible Notes are not convertible prior to August 14, 2003. At any time on or after August 14, 2003 through the close of business February 14, 2010, the holders of the Convertible Notes may convert their notes into shares of Sierra Pacific Resources' common stock. Pursuant to the terms of the Convertible Notes, the holders of the Convertible Notes are entitled to receive (i) 76.7073 shares of Sierra Pacific Resources' common stock for each $1,000 principal amount of Convertible Notes surrendered for conversion, and (ii) an amount of cash equal to the market value of 142.4564 shares of Sierra Pacific Resources' common stock at the time of conversion, based on the average closing price of such common stock over five consecutive trading days, for each $1,000 principal amount of Convertible Notes surrendered for conversion.

       On August 11, 2003, Sierra Pacific Resources held a special shareholders meeting at which it received shareholder approval to have the option of issuing shares of its common stock in lieu of the cash payment component of the conversion price of the notes.

REVOLVING CREDIT FACILITY

       On June 30, 2003, we entered into a $60 million Revolving Credit Agreement with Merrill Lynch Capital Corporation to provide additional liquidity for our summer 2003 power purchases. As of July 31, 2003, we had borrowed $20 million under the credit facility, which was paid in full on August 11, 2003.

       The Credit Agreement prohibits payments to Sierra Pacific Resources in respect of our common stock and provides that our ratio of consolidated total debt to consolidated total capitalization may not exceed .65 to 1.00. Our obligations under our Credit Agreement are secured by our $60 million Series F General and Refunding Mortgage Bond. Our Credit Agreement will expire no later than September 8, 2003.

OTHER PROCEEDINGS

       On August 8, 2003, the Bureau of Consumer Protection ("BCP") of the Office of the Attorney General of Nevada filed suit in Nevada District Court in Las Vegas challenging the May 13, 2003 decision of the PUCN in our deferred energy rate case on the grounds that the PUCN should have disallowed additional deferred purchased power and fuel costs. If the Nevada District Court rules in favor of the BCP's lawsuit and disallows additional deferred purchased power and fuel costs, our financial condition and operations may be adversely affected.

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       We are incorporated in Nevada. Our principal executive office is located at 6226 W. Sahara Avenue, (P.O. Box 230), Las Vegas, Nevada 89146 and our telephone number is (702) 367-5000.
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